EXHIBIT 10(sss)

DISTRIBUTION AGREEMENT

This Distribution Agreement ("Agreement") is entered into as of 10th of May 2026 between:

CEL-SCI Corporation ("CEL-SCI" or "Manufacturer") located at 8229 Boone Boulevard, Suite 802, Vienna VA 22182, USA

and

Saudi Amarox Co. ("Amarox" or "Distributor") a company incorporated under the laws of Saudi Arabia and having registration number 1010461754 and registered office at Aljameah Street, Malaz Quarter, Riyadh, Saudi Arabia 11441

Collectively referred to as the "Parties".

1. PURPOSE

This Agreement defines the collaboration between the Parties for the registration, commercialization, and distribution of the Product "Multikine" in the Territory.

1.1 Upon SFDA approval, Amarox shall have the exclusive right to Distribute the Product and to use CEL-SCI Trademarks and Promotional Materials in the Territory.

1.2 CEL-SCI retains all rights, title, and interest in Product intellectual property, including patents, know-how, and data.

2. TERRITORY

Kingdom of Saudi Arabia (primary), with optional expansion to GCC countries upon mutual agreement.

3. REGULATORY RESPONSIBILITIES

3.1 Amarox shall act as the local regulatory representative and lead all communications with the Saudi Food and Drug Authority (SFDA).

3.2 CEL-SCI shall have the right to be consulted and informed on key regulatory matters and may participate in regulatory discussions, subject to Amarox coordination and applicable laws.

3.3 All official communications with SFDA shall be conducted by Amarox.

3.4 CEL-SCI shall provide complete and compliant dossiers, including clinical, quality, and manufacturing data in accordance with SFDA requirements.

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4. REVENUE SHARE

The Parties shall share Net Revenue from sales of the Product in the Territory equally, on a 50/50 basis.

Net Revenue means, with respect to the Product and for any Calendar Quarter, an amount equal to the gross Net amounts invoiced and actually collected by Distributor for sales of the Product to Third Parties in the Territory during such Calendar Quarter.

5. COST ALLOCATION

5.1 Notwithstanding any other provision of this Agreement, Amarox's financial obligation shall be strictly limited to 50% of the official SFDA product registration fees only, as set out in Clause 5.2.

For the avoidance of doubt, Amarox shall not bear any other costs, expenses, or financial obligations of any kind related to the Product, including but not limited to clinical studies, bioequivalence studies, pharmacoeconomic studies, market access activities, localization, translation, manufacturing, or any additional regulatory requirements requested by SFDA.

This Clause shall prevail over any conflicting provision in this Agreement

5.2 Amarox financial obligation shall be strictly limited to 50% of the official SFDA product registration fees only.

5.3 CEL-SCI shall bear all other costs, including but not limited to clinical studies, bioequivalence studies, pharmacoeconomic studies, manufacturing requirements, and any additional SFDA data requirements.

5.4 In case of rejection due to dossier deficiencies or regulatory non-compliance attributable to CEL-SCI, CEL-SCI shall fully reimburse Amarox for all incurred costs.

6. PRODUCT APPROVAL & COMMERCIALIZATION

6.1 Upon SFDA approval, Amarox shall act as the exclusive commercial distributor of the Product in the Territory.

6.2 Amarox's responsibilities shall include the marketing, sales, and distribution of the Product in the Territory, in accordance with this Agreement and Applicable Law.

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7. PRODUCT LIABILITY & RESPONSIBILITY

7.1 CEL-SCI shall be solely responsible for the Product's quality, manufacturing compliance, and safety.

7.2 Amarox shall not be liable for any defects in the Product, manufacturing issues, or adverse effects arising from the Product, except to the extent caused by Amarox's own acts or omissions.

7.3 CEL-SCI shall indemnify Amarox against claims arising from Product manufacturing defects or quality issues.

7.4 Amarox shall indemnify CEL-SCI against claims arising from Amarox's acts, omissions, or Distribution activities.

8. PHARMACOVIGILANCE

8.1 Amarox shall perform local pharmacovigilance activities in the Territory as required by the SFDA.

8.2 CEL-SCI shall remain responsible for global safety evaluation and scientific integrity.

9. COMMUNICATIONS

9.1 Each Party shall protect the other Party's Confidential Information (including trade secrets and data) for five (5) years after termination or expiration of this Agreement.

9.2 Amarox shall provide CEL-SCI with timely regulatory updates while reasonably assisting CEL-SCI in fulfilling its regulatory communication requirements in the Territory.

9.3 CEL-SCI may participate in key discussions upon prior coordination with Amarox.

9.4 Amarox shall lead all government tenders for the Product in the Territory. Detailed tender procedures to be agreed post-SFDA approval.

10. TERM & TERMINATION

10.1 This Agreement commences on the Effective Date and continues for an initial term of five (5) years from the First Commercial Sale in the Territory (the "Initial Term"), automatically renewing for successive one (1) year periods (each a "Renewal Term) or a Party provides written notice of non-renewal at least ninety (90) days prior to the end of the then-current term. "First Commercial Sale" means the first arm's-length sale of Product to a Third Party by Distributor in the Territory following receipt of Marketing Authorization.

10.2 The Parties agree to negotiate and finalize detailed term and termination provisions in good faith upon SFDA approval of the Product, incorporating the principles of this Agreement.

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11. GENERAL

This Agreement reflects a balanced allocation of responsibilities between Amarox and CEL-SCI, to be performed in good faith as a strategic partnership, with clear delineation of regulatory, commercial, cost-sharing, and liability roles as outlined herein.

This Agreement shall be governed by the laws of Singapore.

Date: 07th of May 2026

CEL-SCICORP.	AMAROX

/s/ Geert Kersten	/s/ Abdullah Alzomaie
Name: Geert Kersten, CEO	Name: Abdullah Alzomaie, CEO

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